EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS QUARTERLY RESULTS AND UPDATES GUIDANCE

DENVER, May 3, 2007 - St. Mary Land & Exploration Company (NYSE: SM) today reports earnings for the first quarter 2007 of $40.0 million, or $0.63 per diluted share.

Tony Best, President and CEO, commented, "Our first quarter financial results reflected record quarterly production and discretionary cash flow as well as increased lease operating costs. Realized prices were 11 percent higher than we had budgeted at the beginning of the year and as a result our revenues, discretionary cash flow, and operating margin were all stronger than anticipated. The strong volumes and realized prices were reduced by lease operating costs higher than what we have seen in prior periods. Oil properties are more labor intensive and our well servicing vendors are experiencing the same personnel constraints and compensation inflation as other segments of the petroleum industry. In addition, unexpected workover operations also adversely affected our lease operating expense. Exploration expense was negatively impacted by exploratory dry holes that were recognized during the quarter. The first quarter of 2007 was by most financial measures a solid quarter, and we know there are areas where we can and will improve our performance."

"As noted in our previously issued operations update, we continue to press ahead in every region with our 2007 capital program. We regularly review our program allocation on a consolidated basis as well as at the regional level to consider in the most current information on commodity prices, drilling and completion costs, and program performance."

FIRST QUARTER EARNINGS

St. Mary announces first quarter 2007 earnings of $40.0 million or $0.63 per diluted share. First quarter 2006 earnings were $50.5 million or $0.76 per diluted share. The non-cash, after-tax charge related to the quarterly change in the Company's Net Profits Plan liability was $3.1 million, or $0.05 per diluted share, for the first quarter of 2007. The first quarter of 2006 charge, net of tax, for the Net Profits Plan was $4.4 million, or $0.07 per diluted share. For the first quarter of 2007, the non-cash, after-tax charge related to unrealized derivative loss was $2.5 million, or $0.04 per diluted share. The first quarter 2006 charge, net of tax, was $296 thousand and had no impact on diluted earnings per share.

While revenues for the Company increased meaningfully year over year, these gains were negated by cost increases in several categories as described below. Revenues for the first quarter of 2007 were $221.0 million compared to $193.6 million for the first quarter of 2006. The increase was primarily a result of a 16 percent increase in production volumes between the two periods, diminished by a slight decrease in realized equivalent price. Oil and gas production expenses increased to $52.3 million in the quarter from $41.2 million in the same period last year, driven by a significant increase in lease operating costs. Factors impacting this year's increase in lease operating costs include several significant unplanned workovers in the North Rockies region and inflation in well servicing costs. DD&A expense also increased significantly year over year to $49.0 million in the first quarter of 2007 from $34.4 million for the same period last year. This increase reflects the higher per MCFE costs the industry has experienced in recent years to acquire and develop producing assets. Lastly, exploration expense nearly doubled in the first quarter of 2007 to $20.8 million compared to the $10.8 million in the first quarter of 2006. The majority of the difference is due to the recognition of expense for exploratory dry holes in 2007.

Discretionary cash flow(1) increased to $144.2 million in the first quarter of 2007 from $122.7 million in the same period the preceding year. Net cash provided by operating activities was $126.1 million in the first quarter of 2007 compared to $129.2 million in the comparable period for the prior year.

Daily oil and gas production during the first quarter 2007 averaged 283 million cubic feet of gas equivalent (MMCFE), an increase from 244 MMCFE in the comparable 2006 period. Average prices realized during the first quarter, inclusive of hedging activities, were $8.04 per Mcf and $52.62 per barrel, 3% lower for both natural gas and oil than the realized prices in the first quarter of 2006. Average prices excluding hedging activities were $6.82 per Mcf and $52.61 per barrel during the quarter, which were 10% lower and 8% lower, respectively, than the same quarter last year.

UPDATED GUIDANCE

The Company's guidance for the second quarter of 2007 is shown below. Guidance for the full year of 2007 was provided in our April 18, 2007 press release and remains unchanged.

2nd Quarter
Oil and gas production	25.0 - 27.0 BCFE
Lease operating expenses,
including transportation	$1.30 - $1.38/MCFE
Production taxes	$0.54 - $0.60/MCFE
General and administrative exp.	$0.52 - $0.56/MCFE
Depreciation, depletion, & amort.	$1.95 - $2.05/MCFE

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the second quarter of 2007 will be $6.00 to $6.50 per barrel of oil and $0.65 to $0.75 per Mcf of gas. The gas differential range is wider than that of the first quarter of 2007 as a result of basis expansion in bid week prices in the Rockies seen in the first two months of the second quarter.

In April of 2007, the Company issued $287.5 million of 3.50% Senior Convertible Notes. Unlike the 5.75% Senior Convertible Notes that were called and subsequently converted in March 2007, the 3.50% Senior Convertible Notes allow for net share settlement. For financial accounting purposes, the potentially dilutive securities associated with these notes will be accounted for using the treasury stock method rather than the if-converted method used for the 5.75% Senior Convertible Notes. Under the treasury stock method, the securities associated with the 3.50% Senior Convertible Notes will not factor into the calculation of diluted EPS until the $54.42 per share conversion price has been reached.

An operational update for the first quarter 2007 was provided in the Company's April 18, 2007 press release. Management will review this update on the first quarter earnings call scheduled for May 4, 2007 at 8:00 am (MDT).

EARNINGS CALL INFORMATION

As previously announced, the St. Mary first quarter earnings teleconference call is scheduled for May 4, 2007 at 8:00 am (MDT). The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours per day through May 18 at 800-642-1687, conference number 5572826. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 5572826. In addition the call will be broadcast live at St. Mary's website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under "News-Press Releases." An audio recording of the conference call will be available at that site through May 18.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words "will," "should," "believe," "budget," "anticipate," "intend," "estimate," "forecast," "plan," and "expect" and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the risks of various exploration and hedging strategies, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, production rates and reserve replacement, the imprecise nature of estimating oil and gas reserves, uncertainties in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, our ability to compete effectively against other independent and major oil and natural gas companies, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the "Risk Factors" section of St. Mary's 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-07-11

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ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2007
(Unaudited)

PRODUCTION DATA	For the Three Months Ended
	March 31,		Percent
	2007	2006	Change
Average realized price, net of hedging:
Oil (per Bbl)	$ 52.62	$ 54.47	-3%
Gas (per Mcf)	$ 8.04	$ 8.28	-3%

Production:
Oil (MBbls)	1,709	1,529	12%
Gas (MMcf)	15,220	12,789	19%
MMCFE (6:1)	25,476	21,962	16%

Daily production:
Oil (Bbls per day)	18,992	16,987	12%
Gas (Mcf per day)	169,112	142,096	19%
MCFE per day (6:1)	283,063	244,020	16%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 8.34	$ 8.61	-3%
Lease operating expense and transportation	1.51	1.33	14%
Production taxes	0.54	0.55	-2%
General and administrative costs	0.44	0.49	-10%
Operating margin	$ 5.85	$ 6.24	-6%
Depletion, depreciation and amortization	$ 1.92	$ 1.57	22%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months Ended
	March 31,
	2007	2006

Operating revenues:
Oil and gas production revenue	$ 193,706	$ 184,065
Realized oil and gas hedge gain	18,684	5,105
Marketed gas and other operating revenue	8,616	4,418
Total operating revenues	221,006	193,588

Operating expenses:
Oil and gas production expense	52,320	41,214
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	48,959	34,391
Exploration	20,769	10,787
Impairment of proved properties	-	1,289
Abandonment and impairment of unproved properties	1,484	1,186
General and administrative	11,141	10,786
Change in Net Profits Plan liability	4,965	7,021
Marketed gas system and other operating expense	7,952	5,759
Unrealized derivative loss	3,904	469
Total operating expenses	151,494	112,902

Income from operations	69,512	80,686
Nonoperating income (expense):
Interest income	103	824
Interest expense	(6,053)	(1,379)
Income before income taxes	63,562	80,131
Current income tax expense	2,375	15,775
Deferred income tax expense	21,237	13,830
Net income	$ 39,950	$ 50,526

Basic weighted-average common shares outstanding	57,011	57,233

Diluted weighted-average common shares outstanding	64,908	67,334

Basic net income per common share	$ 0.70	$ 0.88

Diluted net income per common share	$ 0.63	$ 0.76

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2007
(Unaudited)
BALANCE SHEET
(In thousands)	March 31,	December 31,
	2007	2006
Working capital (deficit)	$ (24,669)	$ 22,870
Long-term debt	$ 350,000	$ 433,980
Stockholders' equity	$ 844,368	$ 743,374

Shares outstanding	62,760	55,002

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	For the Three Months Ended
	March 31,
	2007	2006
Discretionary cash flow (1)	$ 144,235	$ 122,696

Exploration expense, excluding exploratory
dry hole expense	(11,200)	(10,541)
Other	(125)	134
Changes in working capital	(6,835)	16,953
Net cash provided by operating activities	$ 126,075	$ 129,242

Net cash used in investing activities	$ (136,029)	$ (87,552)

Net cash provided by financing activities	$ 13,223	$ 4,447

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.